EXHIBIT 10.12

Executive Vice President and Chief Financial Officer

Post-Merger Compensation Agreement

Effective upon and subject to the merger between Commonwealth Industries, Inc. (“CII”) and IMCO Recycling Inc. (“IMCO”), the surviving corporation or ultimate parent corporation (“Newco”) will employ Michael D. Friday on the following terms:

Position and Term

•	Executive Vice President and Chief Financial Officer of Newco, effective on the Closing.

Base Salary

•	Initially, $375,000 per annum.

•	Subject to annual review by the Newco MD&C Committee and the Board of Directors.

•	Review to be based on metrics and goals defined by the Chairman and Chief Executive Officer as part of the annual business planning process.

Bonus Opportunity

•	Target bonus: 75% of base salary.

•	Maximum bonus: 150% of base salary.

•	Performance goals to be determined annually by the Chairman and Chief Executive Officer.

Equity Participation

•	Options and restricted stock awards awarded by CII will be assumed by Newco and will continue to vest on their regular vesting schedule (no accelerated vesting due to a “change in control”).

•	Upon the Closing, performance goals, for performance-based restricted stock, may be re-set or adjusted by the Newco Board of Directors.

•	Future equity awards are subject to the approval of Newco’s MD&C Committee and Board of Directors.

Severance Agreement

•	Upon termination of employment by Newco without Cause (absent a “change-in-control”) eligible for one and one half times base salary and target bonus then in effect, plus one and one half years of continued health coverage (COBRA period to run concurrently). “Cause means (1) willful and continuing failure to perform duties of employment, (2) gross misconduct, fraud or dishonesty involving Newco, (3) breach of duty of loyalty to the Newco and, (4) impeding a Board of Directors investigation or (5) conviction of a felony.

•	Upon termination of employment by the Newco after a “change-in-control” occurs, eligible for payment and benefits as provided for in the Severance Agreement between Michael D. Friday and CII in lieu of the above, in addition to the other rights and obligations outlined therein.

Perquisites

•	Perquisite program to be approved by the Newco MD&C Committee the Board of Directors.

•	Participation in all Newco benefit programs.

•	Reimbursement of reasonable travel to and from Cleveland and reasonable living away from Cleveland until relocation occurs; in accordance with Newco policy

•	Relocation to be subject to a relocation package to be developed and approved by the Newco MD&C committee, including home resale benefit if required (Newco will offer to purchase home at its market value, as determined by a real estate appraiser selected by Newco. Newco’s offer will remain open for 60 days.)

Agreed this     th day of June, 2004

Michael D. Friday

COMMONWEALTH INDUSTRIES, INC.

By:
Name:
Title:
Date:

IMCO RECYCLING INC.

By:
Name:
Title:
Date: